UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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TIENS BIOTECH GROUP (USA), INC. (Name of Registrant as Specified In Its Charter)

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TIENS BIOTECH GROUP (USA), INC. No. 6, Yuanquan Road, Wuqing New-Tech Industrial Park, Tianjin, China 301700
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS to be held on December 4, 2008

TO OUR STOCKHOLDERS:

PLEASE TAKE NOTICE that the annual meeting of stockholders (the “Annual Meeting”) of Tiens Biotech Group (USA), Inc. (the “Company”), will be held at the Company’s Tianjin, China offices at No. 6, Yuanquan Road, Wuqing New-Tech Industrial Park, Tianjin, China 301700, on December 4, 2008, at 9:00 a.m., local time, for the following purposes:

1.	To elect six directors to hold office for the term specified in the proxy statement or until their successors are elected and qualified;

2.	To ratify the appointment of Grobstein, Horwath & Company, LLP, independent public accountants, as the auditor of the Company for the year 2008; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment.

The Board of Directors has fixed the close of business on October 24, 2008 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment. A proxy statement, which describes the foregoing proposals, and a form of proxy accompany this notice.

By Order of the Board of Directors

/s/ Jinyuan Li

Jinyuan Li
Chairman, Chief Executive Officer and President

Dated: November 17, 2008

IMPORTANT

Whether or not you expect to attend the Annual Meeting, please execute the accompanying proxy and return it promptly in the enclosed reply envelope, which requires no postage. If you grant a proxy, you may revoke it at any time prior to the Annual Meeting. Also, whether or not you grant a proxy, you may vote in person if you attend the Annual Meeting.

TIENS BIOTECH GROUP (USA), INC. No. 6, Yuanquan Road, Wuqing New-Tech Industrial Park, Tianjin, China 301700
PROXY STATEMENT Annual Meeting of Stockholders to be held on December 4, 2008

SOLICITATION OF PROXY

The accompanying proxy is solicited on behalf of the Board of Directors (the “Board”) of Tiens Biotech Group (USA), Inc. (the “Company”), for use at the annual meeting of stockholders of the Company (the “Annual Meeting”) to be held at the Company’s Tianjin, China offices, located at No. 6, Yuanquan Road, Wuqing New-Tech Industrial Park, Tianjin, China 301700, on December 4, 2008, at 9:00 a.m., local time, and at any adjournment. In addition to mail, proxies may be solicited personally or by mail or electronic communication by the Company’s officers, directors and other employees, without additional compensation. The Company may also request brokerage houses, nominees, custodians and fiduciaries to forward the soliciting material to the beneficial owners of stock held of record and will reimburse them at the rates suggested by the American Stock Exchange. The Company will bear the cost of solicitation of proxies, which are expected to be nominal. The Board has set October 24, 2008 as the record date (the “Record Date”) to determine those holders of record of common stock, par value $.001 per share (the “Common Stock”), who are entitled to notice of, and to vote at the Annual Meeting. On or about November 18, 2008, this Proxy Statement and the proxy card (the “Proxy Card” or “Proxy”) are being mailed to stockholders of record as of the close of business on the Record Date.

If a stockholder specifies how the proxy is to be voted with respect to any of the proposals for which a choice is provided, the proxy will be voted in accordance with such instructions. If a stockholder fails to so specify with respect to such proposals, the proxy will be voted “FOR” Proposals No. 1 and No. 2.

Outstanding Voting Securities

Only stockholders of record at the close of business on the Record Date are entitled to vote at the Annual Meeting. As of the close of business on the Record Date, there were 71,333,586 shares of Common Stock outstanding. Stockholders are entitled to one vote for each share of Common Stock held as of the record date.

If a quorum is present, in person or by proxy, all elections for Directors shall be decided by a plurality of the votes cast in respect thereof. If no voting direction is indicated on the proxy cards, the shares will be considered votes for the nominees. Stockholders entitled to vote for the election of Directors can withhold authority to vote for all nominees for Directors or can withhold authority to vote for certain nominees for Directors.

Abstentions may be specified on all proposals submitted to a stockholder vote other than the election of Directors. Brokers holding shares of the Company’s Common Stock in street name who do not receive instructions are entitled to vote on the election of Directors and the ratification of the appointment of the independent auditors. Abstentions will be counted as present for purposes of determining the existence of a quorum. Abstentions and broker non-votes on the Company’s proposal to ratify the appointment of the independent auditors will not have any effect for or against such proposal.

Delivery of Documents to Stockholders Sharing an Address

Only one annual report and this proxy statement will be delivered to multiple stockholders sharing an address unless the Company has received contrary instructions from one or more of the stockholders. Upon written or oral request the Company will deliver a separate copy of the annual report and this proxy statement to a stockholder at a shared address to which a single copy of the annual report and proxy statement was delivered. If you wish to receive a separate copy of the annual report or this proxy statement, please notify the Company by calling or sending a letter to Wen Ge, Secretary, c/o Tiens Biotech Group (USA), Inc., No. 6, Yuanquan Road, Wuqing New-Tech Industrial Park, Tianjin, People’s Republic of China 301700. The Company’s telephone number is 011-86-22-8213-7626. Stockholders who share an address and receive multiple copies of the annual report and this proxy statement can notify the Company in writing or orally at the above provided address and telephone number and request that the Company deliver a single copy of these materials.

How You Can Vote

You may vote your shares by signing the enclosed proxy or voting instruction card and returning it in a timely manner. Please mark the appropriate boxes on the card and sign, date and return the card promptly. A postage-paid return envelope is enclosed for your convenience.

Execution of the accompanying proxy card will not affect a stockholder’s right to attend the Annual Meeting and vote in person. Any stockholder giving a proxy has the right to revoke it by giving written notice of revocation to the Secretary of the Company at any time before the proxy is voted or by attending the Annual Meeting and electing to vote in person.

SECURITY OWNERSHIP TABLE

The following table sets forth information with respect to the beneficial ownership of shares of common stock as of November 14, 2008 by:
•      each person or entity who is known by the Company to beneficially own five percent or more of the common stock;
•      each director and executive officer of the Company; and
•      all directors and executive officers of the Company as a group.

Name of Beneficial Owner (1)	Number of Shares	Percent of Class
Jinyuan Li (2)	67,830,000	95.1%
Zheng Wan	—	—
Yupeng Yan	—	—
Socorro Quintero	—	—
Howard Balloch	—	—
Gilbert Raker	—	—
All Directors and Executive Officers as a Group (6 persons)	67,830,000	95.1%
TIENS (USA) Investment Holdings Group Overseas Limited (2)	67,830,000	95.1%
____________________
* Less than one percent.
(1) Unless otherwise indicated, the address for each named individual or group is c/o Tiens Biotech Group (USA), Inc., No. 6, Yuanquan Road, Wuqing New-Tech Industrial Park, Tianjin, China 301700.
(2) The shares are owned by TIENS (USA) Investment Holding Group Overseas Limited (“TIH”). As sole director of TIH, Jinyuan Li has voting and dispositive power over the shares. The business address of TIH is c/o Tiens Biotech Group (USA), Inc., No. 6, Yuanquan Road, Wuqing New-Tech Industrial Park, Tianjin, China 301700.

Proposal No. 1.

Election of Six Directors

Six directors will be elected at the Annual Meeting to serve for a term of one year, until the next Annual Meeting and until their successors have been duly elected and have qualified. If any nominee is unable to serve, which the Board has no reason to expect, the persons named in the accompanying proxy intend to vote for the balance of those named and, if they deem it advisable, for a substitute nominee. The six nominees for election as directors to serve until the next Annual Meeting are Jinyuan Li, Zheng Wan, Yupeng Yan, Howard Balloch, Socorro Quintero, and Gilbert Raker.

Directors and Executive Officers of the Company

Set forth below are the names of the directors and executive officers of the Company as of November 14, 2008. Jinyuan Li has served on the Board since September 2003. Zheng Wan was appointed to the Board in November 2008. All other directors have served on the Board since January 2004.

NAME	AGE	POSITION
Jinyuan Li	50	Chairman, Chief Executive Officer, President and Director
Zheng Wan	42	Chief Financial Officer and Director
Yupeng Yan	45	Executive Vice President and Director
Howard Balloch	57	Director
Socorro Quintero	56	Director
Gilbert Raker	64	Director

None of the Company’s directors and officers was selected pursuant to any agreement or understanding with any other person. There is no family relationship between any director or executive officer and any other director or executive officer.

Jinyuan Li

Mr. Li has served as the Chairman of the Board and a Director since September 2003. Mr. Li is also the President and founder of the Company. He also serves as President of Tianshi Group and has held that position since 1995. Mr. Li has 14 years of experience in the petroleum and plastics industries. He holds a number of leadership positions in government and social associations, including as commissioner of the Tianjin Political Consultative Conference; Standing Director of China Entrepreneur’s National Council; Executive Commissioner of All-China Federation of Industry and Commerce; Vice President of Chinese Bioengineering Association; and Vice president of Chinese Healthcare Association. Mr. Li was elected as one of the Top Ten Most Outstanding Talents in the Greater China Area; one of the Ten Most Popular Personages Among the High-Ranking, by China Economic Forum; Excellent Entrepreneur, by the Organization Committee of the Second Chinese Entrepreneur Forum in 2003; and as the Most Creative Chinese Businessman of Asia in 2004. Mr. Li holds an MBA from Nankai University.

Zheng Wan

Mr. Wan has served as the Chief Financial Officer of the Company since November 2008. Prior to that, Mr. Wan served as General Manager for the Global Financial Center of the Company from June 2008, and as Manager for the Planning and Accounting Department of the Company from April 2005 to June 2008. Before joining the Company, Mr. Wan was the Vice President and Chief Financial Officer of Beijing Founder Information Technology Co. Ltd., an information technology business, from September 2001 to April 2005. Mr. Wan received his Bachelor of Economics from Capital Economic and Business University in Beijing, China, and a Master of Professional Accounting from Deakin University in Australia.

Yupeng Yan

Mr. Yan has served as Executive Vice-President of the Company since September 2003. Mr. Yan has also served as Vice-President of Tianshi Group since March 1997, acting as general manager of its Information Technology Center since June 2007 and as head of Tianshi Marketing Group from June 2004 to June 2007. Mr. Yan currently holds a number of leadership positions including Vice-Dean of Tianshi Occupational Technique Institute, and Vice-Chairman of Tianshi Science and Technique Association. Mr. Yan was elected as one of the Chinese Ten Outstanding Professional Managers in 2004. Mr. Yan received an Executive MBA from Nankai University.

Howard Balloch

Mr. Balloch is the founder and President of The Balloch Group, an investment advisory and merchant banking firm located in Beijing, China. In addition, Mr. Balloch served as the Canadian ambassador to the People’s Republic of China from February of 1996 until July of 2001. Mr. Balloch currently serves on the board of directors of the following companies: Magic Lantern Group (AMEX: GML), Zi Corporation (TSX: ZIC, NASDAQ: ZICA), Oztime Media, a wholly-owned subsidiary of Zi Corporation, Ivanhoe Energy, Inc. (TSX: IE, NASDAQ: IVAN), Ivanhoe Mines Ltd. (TSX, NYSE, NASDAQ: IVN), East Energy Corp. (TSX: EEC), Methanex Corporation (TSX:MX, NASDAQ: MEOH), Maple Leaf Education Holding and Capital Club, Beijing. Mr. Balloch is also the Vice-Chairman of the Canada China Business Council and currently serves as an Adjunct Professor of International Business at the University of British Columbia. Mr. Balloch received his B.A. and M.A. degrees from McGill University.

Socorro Quintero

Dr. Quintero is an Associate Professor of Finance at Oklahoma City University’s Meinders School of Business (“OCU”). Prior to joining OCU in 1993, she served as Assistant Professor of Finance at the University of South Florida. Dr. Quintero has extensive work experience in various industrial engineering capacities and management levels while working for Atlantic Steel Company, Abbott Laboratories and Levi Strauss & Co. She received a Bachelor of Science in Physics from the University of the Philippines, an M.S. in Industrial Engineering from the Georgia Institute of Technology, and a Doctorate in Finance from the University of Texas at Austin.

Gilbert Raker

Mr. Raker has served as the President, Chief Executive Officer and Chairman of the board of directors of SEMX Corporation (Pink Sheets: SEMX) since 1988. SEMX Corporation manufactures materials and components used in microelectronic circuitry, primarily for the automotive, consumer electronics, defense, medical and aerospace industries. Prior to 1988, Mr. Raker worked at two private equity investment firms and was employed as Chief Financial Officer by two New York Stock Exchange listed companies and several private companies. Mr. Raker received his B.S. in Chemistry from Eastern University and his MBA in Production Management from Syracuse University.

The Board recommends a vote FOR the slate of director nominees. The vote of a plurality of shares, present in person or represented by proxy at the Annual Meeting and entitled to vote, is required to elect each of the Directors.

BOARD AND COMMITTEE MEETINGS

The Board has responsibility for establishing the Company’s corporate policies and overseeing the Company’s overall performance, although it is not involved in day-to-day operating details. The Board meets regularly throughout the year, including at its annual organization meeting, following the annual meeting of stockholders, to review significant developments affecting the Company and to act upon matters requiring Board approval. It also holds special meetings from time to time when matters requiring Board action arise between scheduled meetings. The Board held three meetings during 2007. No director attended fewer than 75% of the meetings of the aggregate Board and the total number of meetings held by all committees of the Board on which he or she served. No director attended fewer than 75% of the meetings of the Board and each committee.

The Board has determined that directors Howard Balloch, Socorro Quintero and Gilbert Raker are “independent” under Section 121(A) of the listing standards of the American Stock Exchange (“AMEX”). The remaining members of the Board do not satisfy these “independence” definitions. The ownership by Jinyuan Li, the Company’s President and Chief Executive Officer, of more than 50% of the Company’s voting stock makes it a “controlled company” to which AMEX rules requiring a majority of the directors to be independent and relating to executive compensation and Board nominations need not apply.

The Board has an Audit Committee and a Compensation Committee. The Board does not have a Nominating Committee. The entire Board assumes the duties that would be delegated to a Nominating Committee. The Company believes that this practice focuses the attention of each director on the important task of selecting nominees, and a separate committee is unnecessary. The Company encourages but does not have a policy with regard to Board members’ attendance at annual meetings of stockholders. The Company held an annual meeting of stockholders on December 4, 2007. Wenjun Jiao (who was a director of the Company at such time) and Yupeng Yan attended that meeting in person, and Gilbert D. Raker, and Socorro Quintero attended the meeting by telephone.

Compensation Committee

As of November 14, 2008, the Board’s Compensation Committee members are Messrs. Gilbert Raker and Yupeng Yan. The Compensation Committee is responsible for reviewing compensation policies applicable to officers and key employers and making recommendations to the Board. The Compensation Committee does not have a charter. The Compensation Committee held one meeting in 2007.

Nominations by Stockholders

The Board accepts stockholders’ director nominations. Pursuant to the terms of the Company’s bylaws, such nominations must be in writing and set forth (i) the name and address of the person nominated, (ii) the name and address of the nominator, (iii) the number of shares of each class of capital stock of the Company that the nominator owns, (iv) the name and address of each other stockholder, if any, with whom the nominator is acting in concert, and (v) the number of shares beneficially owned by each such stockholder. The nominator must also submit in writing (i) the information with respect to each such proposed nominee that would be required to be provided in a proxy statement, and (ii) a notarized affidavit executed by each such proposed nominee to the effect that, if elected, he/she will serve and he/she is eligible for election. To be timely delivered in connection with an annual meeting, the notice must be delivered to or mailed and received by the Secretary of the Company at the Company’s principal executive offices not less than 90 days nor more than 180 days before the date of the current year’s annual meeting. To be timely delivered in connection with any election of a director at a special meeting of the stockholders, the notice must be delivered to or mailed and received by the Secretary of the Company at the Company’s principal executive offices not later than ten (10) days after the date that notice of the special meeting was mailed, or public disclosure of the special meeting was made, whichever occurred first. Within 30 days after the nominator has submitted the materials, the Secretary must determine whether the evidence submitted is reasonably satisfactory and must notify the nominator in writing of the determination. If the Secretary finds that such evidence is not reasonably satisfactory, or if the nominator fails to submit the requisite information in the form or within the time indicated, the Board will not consider the nomination.

The Board does not have a formal policy on Board candidate qualifications. The Board may consider those factors it deems appropriate in evaluating director nominees made either by the Board or stockholders, including judgment, skill, diversity, strength of character, experience with businesses and organizations comparable in size or scope to the Company, experience and skill relative to other Board members, and specialized knowledge or experience. Depending upon the current needs of the Board, certain factors may be weighed more or less heavily. In considering candidates for the Board, the directors evaluate the entirety of each candidate’s credentials and do not have any specific minimum qualifications that must be met. The directors will consider candidates from any reasonable source, including current Board members, stockholders, professional search firms or other persons. The directors will not evaluate candidates differently based on who has made the recommendation.

Audit Committee

The Audit Committee operates under a formal charter in accordance with the AMEX rules and Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The charter has been approved and adopted by the Board and is reviewed and reassessed annually by the Audit Committee. The charter sets forth the responsibilities, authority, and specific duties of the Audit Committee. The charter specifies, among other things, the structure and membership requirements of the Audit Committee, as well as the relationship of the Audit Committee to the Company’s independent auditors and management. The Audit Committee unanimously approved revisions to the Audit Committee charter on March 12, 2008. The revised Audit Committee charter can be found on our website at www.tiens-bio.com and can be made available in print free of charge to any shareholder who requests it.

The Audit Committee members are Ms. Socorro Quintero, Chairperson, and Messrs. Howard Balloch and Gilbert Raker, each of whom is independent as defined under Section 121(A) of the American Stock Exchange listing standards currently in effect. The Board has determined that Ms. Socorro Quintero and Mr. Gilbert Raker is each an “audit committee financial expert” as defined by the Securities and Exchanges Commission (the “SEC”). The Audit Committee met eight times during 2007.

The Audit Committee engages the auditors, approves services performed by the auditors, and assists the full Board in fulfilling its oversight responsibilities with respect to the integrity of financial statements and other financial information. Management prepares the financial statements and establishes the system of internal control.

The disclosure in the Audit Committee Report below does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any of the Company’s other filings under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates the report by reference therein.

Audit Committee Report

As part of its oversight responsibility, the Audit Committee reviewed and discussed the financial statements with management and the Company’s independent auditor, Grobstein, Horwath & Company, LLP (“GHC”), including a discussion about the quality and appropriateness, not just acceptability, of accounting principles applied in the Company’s financial statement, for the year ended December 31, 2007. The independent auditor has the responsibility for expressing an opinion on the conformity of the annual financial statements with US GAAP. The Audit Committee reviewed with the independent auditor its judgments as to the compliance of the Company’s financial statements with US GAAP and SEC disclosure requirements and other matters as are required to be discussed under US GAAP. The Audit Committee met with the independent auditor, including in an executive session without management present, to discuss the results of their audit, quality of financial reporting, and audit experience with the Company.

The Audit Committee discussed with the independent auditor the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committee, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee received from GHC a letter and written disclosure, as required by Independence Standard Board Standard No. 1, as adopted by the PCAOB in Rule 3600T, and discussed with GHC its independence.

An engagement letter was submitted to and approved by the Audit Committee outlining the scope and plan of the annual audit for the year ended December 31, 2007.

Based on the reviews and discussions noted above, the Audit Committee recommended to the full Board that the financial statements be included in the Company’s Annual Report on the Form 10-K for the year ended December 31, 2007 for filing with the SEC.

The Audit Committee also recommends GHC as the Company’s Independent Auditor for the year ended December 31, 2008.

The Audit Committee

Socorro Quintero, Chairman
Howard Balloch
Gilbert Raker

October 2008

Process for Sending Communications to the Board

The Company has not adopted a formal process for stockholder communication with the Board of Directors. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. Stockholders who wish to send communications on any topic to the Board should address such communications to the Board of Directors as follows:

TIENS BIOTECH GROUP (USA), INC.
No. 6, Yuanquan Road,
Wuqing New-Tech Industrial Park,
Tianjin, China 301700
Attention: Wen Ge, Secretary

Compensation Discussion and Analysis

All compensation decisions for the Company’s executive officers, including the salary of the Company’s CEO and President, Jinyuan Li, are made by Jinyuan Li. Because Jinyuan Li owns more than 50% of the Company’s voting stock, the Company is a “controlled company” pursuant to Rule 801(a) of the American Stock Exchange Rules (“Amex Rules”). Therefore, the Company is exempt from Amex Rule 805(a), which requires that the compensation of a CEO and all other executive officers be determined, or recommended to the Board for determination, by a compensation committee composed of independent directors, or the majority of independent directors on the Board.

The objectives of the Company’s compensation programs.

The Company seeks to attract and retain executive officers of the highest caliber and motivate them to maximize the success of its business.

What the Company’s compensation program is designed to reward.

The Company’s CEO believes that he is incentivized by his large equity ownership in the Company. Therefore, he believes that a long-term employment contract providing a base salary is appropriate compensation for him. With respect to the other executive officers’ base salaries, the Company’s CEO bases his recommendations on past salary levels with the Company and his perception of the quality of their respective performances and attempts to match their salaries with his perception of compensation levels at a small number of companies he considers comparable. The CEO also takes in to consideration the relatively low salaries provided to executive officers by companies in China compared to public companies in the United States. The Company’s CEO assesses the normal responsibilities of each position, as well as the extra responsibilities and additional work related to special projects which such executive officers may be expected to perform. No relative weight was assigned to any of the foregoing factors.

Elements of compensation.

Each executive officer receives cash compensation as a base salary. Base salary for the Company’s executive officers is fixed by their respective employment agreements, as described under “Employment Agreements.” Jinyuan Li and Wenjun Jiao’s salaries for 2007 were fixed pursuant to employment agreements with Tianjin Tianshi Biological Development Co. Ltd. (“Biological”) entered into in 2005. Wenjun Jiao was the Company’s principal financial officer during the Company’s last completed fiscal year. Their base salaries were based on the Company’s CEO’s subjective perceptions of salaries paid by comparable companies for comparable positions. The amount of the payments required to be paid upon termination of employment agreements for specified reasons are determined according to local Chinese employment regulations. The Company’s executive officers did not receive any bonuses for 2007.

The Company’s strategy is to maintain its compensation for employees at levels that are equal to or in excess of those offered by companies of comparable sizes, consistent with the individual employees’ capabilities and responsibilities. The Company does not currently have a stock option plan, but may consider adopting one in the future to further incentivize its employees.

Why the Company chooses to pay each element.

The Company had entered into long-term employment agreements with Messrs. Li and Jiao which provided for base salaries.

The employment agreements with Messrs. Li and Jiao provided for payments upon termination for specified reasons. These payments are required by local Chinese employment regulations. Additional information regarding applicable payments under such agreements is provided under the heading “Potential Payments Upon Termination or Change of Control.”

How the Company determines the amount for each element to pay.

With respect to the executive officers’ base salaries, the Company’s CEO bases his recommendations on past salary levels and his perception of the quality of their respective performances and attempts to match their salaries with his perception of compensation levels at a small number of companies he considers comparable, although not necessarily included in the AMEX Composite Index or Nasdaq Biotechnology Index. The Company’s CEO assesses the normal responsibilities of each position, as well as the extra responsibilities and additional work related to special projects which such executive officers may be expected to perform. The Company’s CEO also takes in to consideration the relatively low salaries provided to executive officers by companies in China compared to public companies in the United States.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K of the Exchange Act with management and the full Board. Based on that review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for 2007.

The Compensation Committee

Gilbert Raker, Chairman

Wenjun Jiao

Yupeng Yan

March 2008

Compensation Committee Interlocks and Insider Participation

During 2007, the members of the Compensation Committee were Gilbert Raker, Wenjun Jiao, Yupeng Yan, and Ping Bai (until her resignation as a director as of February 25, 2007). Wenjun Jiao, Yupeng Yan and Ping Bai were each an employee and officer of the Company during 2007. No member of the Compensation Committee has a relationship that would constitute an interlocking relationship with Executive Officers or Directors of the Company or another entity.

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the named executive officers for the fiscal year ended December 31, 2007.

Name and Principal Position	Year	Salary ($)	Total ($)
Jinyuan Li	2007	$166,660	$166,660
Chief Executive Officer and President	2006	$166,660	$166,660
Chairman,	2005	$145,455	$145,455

Wenjun Jiao (1)	2007	$77,000	$77,000
Chief Financial Officer, Secretary and Director	2006	$77,000	$77,000
	2005	$48,000	$48,000

(1) Wenjun Jiao resigned as Chief Financial Officer, Secretary and Director of the Company as of October 30, 2008.

Grants of Plan Based Awards; Outstanding Equity Awards at Fiscal Year-End; Option Exercises and Stock Vested

The Company does not have any stock option plans.

Pension Benefits

None.

Nonqualified Deferred Compensation

The Company does not provide any nonqualified deferred compensation to any of its employees.

Employment Agreements

The Company’s subsidiary, Biological, has entered into an employment agreement with each of its named executive officers and employee directors of the Company. Jinyuan Li’s contract is dated June 1, 2005 and has an indefinite period. Wenjun Jiao’s contract was dated June 1, 2005 and provided for a term through June 30, 2010. The employment contracts for Ping Bai and Yupeng Yan are dated April 1, 2004 and provide for a term through March 31, 2009. Zheng Wan also has an employment contract with Biological, dated November 3, 2008 which provides for a term through December 31, 2013. Under each of these employment contracts, the employee may rescind the contract on 30 days, written notice. For 2007, the Company paid a salary of $166,660 to Jinyuan Li and $77,000 to each of Ping Bai, Wenjun Jiao and Yupeng Yan. Mr. Wan’s contract provides for an annual salary of $80,000.

Potential Payments Upon Termination or Change of Control

The employment contracts of Messrs. Li and Jiao each provide for a one-time lump sum payment equal to six months of his then current salary, if the Company terminates his employment for one of the following reasons:

•	The employee has a non-work-related injury and is unable to perform his responsibilities; or

•	The employee is unable to perform his responsibilities for other reasons; or

•	The circumstances based on which the employment contract was entered have materially changed, and the performance of the contract becomes impractical; or

•	The Company is contemplating bankruptcy and determines to reduce staff.

Assuming that Messrs. Li and Jiao were terminated for one of the above-stated reason, Mr. Li would receive $83,330 and Mr. Jiao would receive $38,500. There are no other circumstances, including a change of control of the Company, where the Company is required to make any additional payment to Messrs. Li or Jiao.

Director Compensation

Members of the Board who are not employees of the Company are entitled to receive an annual cash retainer of $30,000.

Director Summary Compensation Table

The table below summarizes the compensation paid by the Company to each Director who was not a named executive officer for the fiscal year ended December 31, 2007.

Name (1)	Fees Earned or Paid in Cash ($)	Total ($)
Howard Balloch	$30,000	$30,000
Ping Bai (2)	$0	$0
Gilbert Raker	$30,000	$30,000
Socorro Quintero	$30,000	$30,000
Yupeng Yan (2)	$0	$0

(1)
Jinyuan Li and Wenjun Jiao are not included in this table as they are employees of the Company and thus receive no compensation for their services as Directors. Their compensation is disclosed in the table “Summary Compensation Table” for named executive officers.

(2)	Yupeng Yan and Ping Bai were employees of the Company during 2007 and received no additional compensation for their services as Directors. Ping Bai resigned as a director as of February 25, 2007.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS 1

The Company markets all of its products through various domestic and international business entities that are related to the Company through common ownership. Related party sales amounted to 100% of the Company’s total consolidated sales.

The Company owns 100% of Tianshi International Holdings Group Ltd., a British Virgin Islands company (“Tianshi Holdings”). Tianshi Holdings owns 80% of Tianjin Tianshi Biological Development Co. Ltd. (“Biological”). Tianjin Tianshi Pharmaceuticals Co., Ltd. (“Tianshi Pharmaceuticals”), a Chinese company, owns the remaining 20% of Biological. Tianjin Pharmaceuticals is 87.66% owned by Tianjin Tianshi Group Co., Ltd. (“Tianshi Group”), a Chinese company, and 7.29% owned by Jinyuan Li’s daughter, Baolan Li. Tianshi Group is 90% owned by Jinyuan Li and 10% owned by Baolan Li. Tianshi Group also owns 51% of Tianjin Tianshi Biological Engineering Co. Ltd. (“Tianshi Engineering”), the entity to which the Company sells all of its products for consumption in China. Baolan Li owns the remaining 49% of Tianshi Engineering.

In April 2004, Tianshi Holdings entered a joint venture contract with Tianshi Pharmaceuticals to establish Tiens Yihai Co. Ltd., a Chinese-Foreign Equity Joint Venture (“Tiens Yihai”). Tiens Yihai is 99.4% owned by Tianshi International and 0.6% owned by Tianshi Pharmaceuticals. Tiens Yihai is located in Shanghai, China, and was established to build a new research and development facility, which would also produce certain of our products.

On December 20, 2007, Tianshi Holdings entered into a Sale and Purchase Agreement with Tianshi International Investment Group Co., Ltd., a British Virgin Islands company (“Tianshi Investment”). Jinyuan Li owns 100% of Tianshi Investment. Pursuant to the Sale and Purchase Agreement, Tianshi Holdings agreed to buy all of the registered share capital of Tianjin Tiens Life Resources Co., Ltd., a Chinese Foreign Investment Enterprise (“Life Resources”) for $64.2 million. On March 13, 2008, the Chinese government approved the transfer and Tianshi Holdings became the 100% shareholder of Life Resources. Life Resources is currently constructing research and development, manufacturing and logistic facilities, as well as administrative offices totaling approximately 420,000 square meters. The Company intends to move its headquarters to these new facilities once they are completed.

In China, the Company sells its products to Tianshi Engineering. Tianshi Engineering, in turn, sells the products to customers through its branches and affiliated companies and at chain stores which are owned by individual distributors. The Company’s strategy in China is to expand its market share as Engineering and its Chinese affiliated companies open additional branches and chain stores. As of June 30, 2008, Tianshi Engineering had a total of 99 branches. Prior to 2006, Biological sold all of its products to Tianshi Engineering as finished products at a price equal to 25% of the Chinese market price for the products. This 25% figure was negotiated between the parties in 2003, before the Company acquired Tianshi Holdings, and the Company believes that it is a reasonable sales price for the Company to receive.

At the beginning of 2006, the Company also began selling semi-finished products to Tianshi Engineering. To qualify for a direct selling license in China, Tianshi Engineering is required to manufacture part of the products that it sells in China. As a result, the Company began to sell semi-finished products to Tianshi Engineering, which jointly shares with the Company licenses to produce, manufacture and sell the products. The price of semi-finished goods sold to Tianshi Engineering was originally set at the beginning of 2006 to provide the Company with a 75% gross profit margin. However, based on fluctuations in the cost of raw materials and quantities produced, this percentage has varied. This 75% figure was negotiated between the parties, and the Company believes that it is reasonable. The goal of this pricing policy is to try to maintain the Company’s gross margins on semi-finished goods at a similar level to historical gross margins for finished goods. All of Tianshi Engineering’s Chinese affiliated companies are owned in whole or in part by Jinyuan Li’s immediate family members.

1 All numbers presented in the section titled “Certain Relationships and Related Transactions” are based on an exchange rate of $1 = RMB 6.87 as of June 30, 2008, unless otherwise indicated.

Internationally, the Company sells its products to overseas related companies located in 52 countries which in turn sell them to independent direct sales distributors. The Company’s CEO, Jinyuan Li, owns or controls these overseas related companies. Due to the common ownership, there are no formal sales or administrative agreements among the Company and those overseas related parties. The business operations among these related entities are regulated through internal policies.

As operation costs vary from country to country, international market prices vary accordingly. The Company sells its products to overseas affiliates at the FOB (destination port) price, which consists of 25% of the Chinese retail price, including customs duty, value-added tax and other miscellaneous transportation cost. The overseas affiliates mark up the products to cover their expenses and realize profits of approximately 10%.

The Company’s related party transactions are required to be reviewed and approved or ratified by a majority of its non-interested Directors. The following table is provided to facilitate your understanding of the relationships between related parties and the Company and their transactions with the Company in 2007 and in the six months ended June 30, 2008.

	As of
	June 30, 2008	December 31, 2007

Accounts receivable, trade – related parties, net of allowance for doubtful accounts of $109,415 and $71,700 as of June 30, 2008 and December 31, 2007, respectively	$23,176,490	$14,268,229

Other receivables - related parties	$11,844,719	$13,887,138

Advances from customers - related parties	$2,493,135	$1,700,838

Other payables - related parties	$7,437,449	$7,938,205

Current portion of long-term debt–related party	$2,130,000	$2,130,000

Long-term debt – related party	$3,202,742	$4,267,742

Accounts Receivable, Trade - Related Parties

The details of accounts receivables, trade-related parties are as follows:

	June 30, 2008	December 31, 2007
Tianshi Engineering	$4,945,115	$2,062,333
Overseas Related Companies	18,340,790	12,277,596
Allowance for Doubtful Accounts	(109,415)	(71,700)
Total	$23,176,490	$14,268,229

Accounts receivables-related parties increased from December 31, 2007 as a result of the increase in revenue, which was greatest in the second quarter of 2008.

Other Receivables - Related Parties

Other receivables - related parties are generated by the Company’s making various cash advances and short term loans, the allocation of various expenses to related parties, and amounts transferred from accounts receivable. The details of other receivables-related parties are as follows:

	June 30, 2008	December 31, 2007
Tianshi Engineering	$10,973,059	$9,460,811
Tianshi Group	838,605	2,347,489
Tianjin Xingda Travel Co., Ltd	15,718	1,939
Beijing Xingda Travel Co., Ltd	7,925	5,959
Tianshi Pharmaceuticals	3,207	5,065
Shanghai Tianshi Jinquan Investment Co.	3,083	874
Shengshi Real Estate Development	2,047	2,238
Shanghai Gujia	1,075	-
Xiongshi Construction	-	2,062,763
Total	$11,844,719	$13,887,138

Historically, Tianshi Engineering remitted payment to the Company upon sales to third party customers. However, to support Tianshi Engineering’s marketing efforts in anticipation of receiving a direct selling license in China, the Company has agreed to allow Tianshi Engineering to defer payment to it. The credit terms provide an interest-free credit term of three months. Balances not remitted to the Company within three months are converted to other receivables - related parties. Beginning on January 1, 2007, the other receivables - related parties became interest bearing. The stated interest rate is the interest rate for the same level of loan stipulated by the People’s Bank of China.

The Company and Tianshi Group used common meters at the Company’s headquarters for electricity and water, and also used the same employee insurance account. When making payments to these outside parties, the Company usually pays the fees first and is then reimbursed by Tianshi Group. These pro-rated amounts relating to Tianshi Group are categorized as other receivables - related parties. In addition, during 2006 the Company was owed other receivables-related parties in the amount of RMB 7,560,000, or approximately $1,033,603, from Tianjin Juchao Commercial and Trading Co., Ltd (“Juchao”), a related party owned by Jinyuan Li. On March 31, 2006, Juchao declared termination of its operations, and all of its rights and liabilities were transferred to Tianshi Group. This amount was also included in other receivables - related parties as of December 31, 2007.

Advances from Customers - Related Parties

Advances from related party customers were $2.5 million and $1.7 million as of June 30, 2008 and December 31, 2007, respectively. These advances represented prepayments made to the Company to insure that overseas customers could obtain enough of its products to meet their market demands.

Other Payables - Related Parties

These amounts arose primarily from previous cash advances from related parties such as management fees due to related parties and various non-operational transactions incurred with related parties. The details of other payable-related parties are as follows:

	June 30, 2008	December 31, 2007
Tianshi Investment	$6,708,852	$7,490,136
Tianshi Group	526,181	-
Tianshi Germany Co., Ltd	118,043	109,233
Tianyuan Capital Development Co. Ltd.	84,359	84,359
Tianshi Administrative Committee of Industrial Park	14	13
Tianshi Pharmaceuticals	-	9,308
Tianshi Shanghai Co., Ltd	-	176
Tianshi Engineering	-	244,980
Total	$7,437,449	$7,938,205

These amounts arose primarily from previous cash advances from related parties such as management fees due to related parties and various non-operational transactions incurred with related parties.

On December 21, 2007, the Company, Tianshi Investment and Life Resources entered a Loan Agreement, pursuant to which Tianshi Investment loaned $7.5 million to Life Resources without interest. The Company agreed to repay the $7.5 million to Tianshi Investment within five days of the date of the government’s approval of the transfer of the shares of Life Resources to Tianshi Holdings. On March 13, 2008, the Chinese government approved the transfer, and the Company repaid $7.5 million to Tianshi Investment on March 18, 2008, by canceling $7.5 million of accounts receivable owed to it by Tianshi Engineering.

On January 21, 2008, Life Resources and Tianshi Investment entered into a loan agreement pursuant to which Tianshi Investment provided a loan to Life Resources for $6.5 million without interest. The loan was due on June 30, 2008. On June 30, 2008, the parties agreed to extend the loan until December 31, 2008. Life Resources used the loan to increase its registered share capital.

Long Term Debt - Related Party

On September 10, 2004, Tianshi Holdings entered a term loan agreement with Tianyuan Capital Development Co. Ltd. (“Tianyuan Capital”), pursuant to which Tianyuan Capital agreed to lend $10.65 million (in aggregate principal amount) to Tianshi Holdings, at an interest rate of 5% per year, with interest payable on June 30 and December 31, commencing December 31, 2004. Tianshi Holdings must repay the loan in ten consecutive semi-annual installments of $1,065,000 ending June 30, 2011. Tianshi Holdings used the loan proceeds to fund its capital contribution to Tiens Yihai. Mr. Jinyuan Li owns 100% of Tianyuan Capital.

Transactions with Tianshi Group

Since 2003, Biological has leased office space and manufacturing facilities from Tianshi Group. The lease provides for an annual rent equal to 1% of the Company’s total gross revenues. The rent was negotiated by the parties before the Company acquired Tianshi Holdings, and the Company believes that it is a reasonable rent for the facilities. The term of the lease was for five years and expired on December 31, 2007. In addition, the Company was obligated to pay insurance, maintenance and other expenses related to the premises. The Company entered into a new one-year lease agreement with Tianshi Group, effective January 1, 2008 covering the same facilities and having identical rent terms. The total amount paid on this lease amounted to $522,318 (based on an exchange rate of $1 = RMB 7.31 as of December 31, 2007) for the 12 months ended December 31, 2007. The total amount paid on this lease for six months ended June 30, 2008 was $399,632.

On December 14, 2007, Biological entered into a Real Property Transfer Agreement (the “Transfer Agreement”) with Tianshi Group. Under the Transfer Agreement, Biological transferred to Tianshi Group title to buildings consisting of approximately 34,000 square meters total of office, workshop, conference and exhibition space, located at the Company’s headquarters in Tianjin China for $15,316,496 (based on an exchange rate of $1 = RMB 7.31 as of December 31, 2007). Land use rights on the underlying land, which is owned by the government of China and which rights continue through December 30, 2054 with respect to the conference center property and May 31, 2043 with respect the other properties, were also transferred. Biological also assigned certain contracts with third parties related to the servicing and upkeep of the buildings being transferred. In consideration for the transfer of the buildings and land-use rights, Tianshi Group paid Biological $15,334,037, plus $3,190,773 (both numbers are based on an exchange rate of $1 = RMB 7.31 as of December 31, 2007) to cover pre-payments previously made by Biological under the contracts.

On December 14, 2007, Biological and Tianshi Group also entered a Lease Agreement pursuant to which Biological has the right to use and occupy the office and workshop spaces being transferred under the Transfer Agreement. The lease is rent-free, but Biological is required to pay Tianshi Group for utility charges and maintenance costs on the buildings. The lease continues until the earlier of the date that the Company moves to the new administrative facilities being constructed by Life Resources, or the land use rights on the underlying property expire.

Transactions with Tianshi Engineering

On December 31, 2005, Biological entered four lease agreements with Tianshi Engineering which enabled Tianshi Engineering to share the use of certain of Biological’s product production workshops and equipment to manufacture products that Tianshi Engineering owns, or jointly owns with Biological, for one year beginning January 1, 2006. These four lease agreements were renewed in December 2006 for the 2007 fiscal year and October 2007 for the 2008 fiscal year. Rent revenue from these leases amounted to $379,083 (based on an exchange rate of $1 = RMB 7.31 as of December 31, 2007) for the year ended 2007. Rent revenue accrued from these leases amounted to $160,929 for the six months ended June 30, 2008.

On December 14, 2007, Biological entered into the Transfer Agreement with Tianshi Group, the parent company of Tianshi Engineering, pursuant to which Biological transferred to Tianshi Group title to two of the four buildings included in the Lease Agreement for Health Products Production Workshops. On December 31, Biological and Tianshi Engineering entered into a Supplement Agreement of Lease Agreement for Health Products Production Workshops. The Supplement Agreement removed the two buildings purchased by Tianshi Group from the lease and reduced the rent to $5,928 (based on an exchange rate of $1 = RMB 7.31 as of December 31, 2007) per month.

On December 31, 2007, Biological and Tianshi Engineering entered into a Supplement Agreement of Lease Agreement for Personal Care Products Production Equipment. The Supplement Agreement added additional production equipment to the lease and increased the rent to $5,635 (based on an exchange rate of $1 = RMB 7.31 as of December 31, 2007) per month.

In November 2007, the Company sold two cars to a supplier of Tianshi Engineering for $110,275 (based on an exchange rate of $1 = RMB 7.31 as of December 31, 2007). The proceeds from the sale to the supplier of Tianshi Engineering were recorded as other receivables from Tianshi Engineering, as both parties agree that the Company transferred its right to receive the proceeds from the sale of the cars to Tianshi Engineering.

Other Transactions with Tianshi Engineering

In October 2005, Biological entered into two agreements with Tianshi Engineering regarding the joint ownership of certain certificates issued by the PRC government to enable Tianshi Engineering to distribute Biological’s products in China. Biological and Tianshi Engineering continue to have joint ownership of these certificates.

On October 26, 2005, Biological entered an agreement with Tianshi Engineering (the “Wellness Products Agreement”) relating to the joint ownership of the Certificates of Domestic Wellness Product issued by the State Food and Drug Administration of the PRC (the “SFDA”) covering 18 of Biological’s wellness products (the “Wellness Certificates”) and the relevant production technology. Pursuant to the Wellness Products Agreement, Biological will jointly share the ownership of the Wellness Certificates and relevant production technology with Tianshi Engineering. Under the agreement, Biological and Tianshi Engineering both have the right to use the Wellness Certificates and all technology to produce, manufacture and sell wellness products pursuant to local law.

On October 26, 2005, Biological entered an agreement with Tianshi Engineering (the “Dietary Supplement Products Agreement”) relating to the joint ownership of the Certificates of Domestic Dietary Supplement Product covering ten of Biological’s dietary supplement products (the “Dietary Supplement Certificates”) and the relevant production technology. Pursuant to the Dietary Supplement Products Agreement, Biological will jointly share the ownership of the Dietary Supplement Certificates and relevant production technology with Tianshi Engineering. Tianshi Engineering is agreeing to share ownership of the Dietary Supplement Certificates and relevant production technology with Biological. Under the agreement, Biological and Tianshi Engineering both have the right to use the Dietary Supplement Certificates and all technology to produce, manufacture and sell the dietary supplement products pursuant to local law.

Tianshi Engineering paid Biological the full purchase price for the rights to the certificates in 2005. The Nutrition Supplements Market Committee of the China Health Care Association (“CHCA”) assessed the value of the certificates subject to the agreements. The CHCA is an independent, non-profit organization composed of manufacturing enterprises, research and development institutions in the medical and health industry and entrepreneurs and professionals from related fields.

Transactions with Tianshi Investments

On December 20, 2007, Tianshi Holding entered a Sale and Purchase Agreement with Tianshi Investment, Biological and Tianshi Engineering. Pursuant to the Sale and Purchase Agreement, Tianshi Holdings agreed to buy all of the registered share capital of Life Resources from Tianshi Investment for RMB474,674,415, or $64,247,182. The closing of the transaction was subject to government approval of the transfer of Life Resources to Tianshi Holdings. On March 13, 2008, the government approved the transfer.

Pursuant to the Sale and Purchase Agreement, the Company advanced a deposit of $64,247,182 to Tianshi Investment on December 20, 2007. This acquisition deposit was settled as follows:

•	$28,592,743 was paid by canceling a loan in the principal amount of RMB200,000,000 to Tianshi Engineering owned by Biological together with interest accrued;

•	$16,557,914 was paid by canceling of other receivable owned by Tianshi Engineering to Biological; and

•	$19,096,525 was paid in cash.

On January 14, 2008, Tianshi Holdings and Tianshi Investment entered into a Loan Agreement pursuant to which Tianshi Holdings loaned Tianshi Investment $4.1 million without interest. The loan was required to be used by Tianshi Investment to increase the registered share capital of Life Resources. The loan was due on March 31, 2008, provided however, that if the government approved the transfer of the shares of Life Resources to Tianshi Holdings prior to that date, the loan would be cancelled, as Life Resources would then be a wholly-owned subsidiary of Tianshi Holdings. The approval was received on March 13, 2008, and, therefore, the loan was cancelled on the same date.

On August 25, 2008, Life Resources entered a definitive agreement with the Wuqing Branch Bureau of Tianjin Municipal Land and Resources and Administrative Bureau (the “Tianjin Government”) and Tianjin Tiens Life Science Co., Ltd (“Life Science”) pursuant to which Life Resources and Life Science will pay the Tianjin Government in connection with changes to the zoning on several parcels of land on which they respectively have land use rights from “industrial” to “educational.” Life Resources will pay a total of RMB 41,022,061 (or approximately US$6.0 million) in connection with the zoning changes to its parcels.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of Forms 3, 4 and 5 and amendments to these forms furnished to the Company, all parties subject to the reporting requirements of Section 16(a) of the Exchange Act filed all such required reports during and with respect to 2007.

Proposal No. 2.

Ratification of Appointment of Independent Auditors

The Audit Committee has appointed Grobstein, Horwath & Company, LLP (“GHC”) as independent auditors to audit the financial statements of the Company for the current fiscal year, subject to the ratification of such appointment by the Company’s stockholders. GHC has served as the Company’s independent auditors since September 26, 2007. Representatives of the firm of GHC will be present at the Annual Meeting by telephone conference call to respond to appropriate questions and will have an opportunity to make a statement, if they so desire.

Prior to September 26, 2007, Moore Stephens Wurth Frazer and Torbet, LLP (“MSWFT”) had served as the Company’s independent auditor since 2002. On September 26, 2007, MSWFT resigned as the Company’s independent auditors. The decision to engage GHC as the Company’s principal independent accountants was approved by the Company’s Audit Committee on September 26, 2007.

During the Company’s two most recent fiscal years through the date of MSWFT’s resignation, there was no disagreement between the Company and MSWFT on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of MSWFT, would have caused MSWFT to make reference to the subject matter of the disagreement in connection with its report.

The audit report of MSWFT on the financial statements of the Company for the two most recent fiscal years through the date of MSWFT resignation did not contain any adverse opinion or disclaimer of opinion, and such audit report was not qualified or modified as to uncertainty, audit scope or accounting principles.

Public Accounting Fees

Moore Stephens Wurth Frazer and Torbet, LLP
	2007	2006
Audit Fees	$200,000	$240,000
Audit Related Fees	$0	$0
Tax Fees	$5,000	$5,000
All Other Fees	$0	$11,000

Audit fees were for professional services rendered by MSWFT during the 2006 fiscal year for the audit of the Company’s annual financial statements and the review of the financial statements included in its quarterly reports on Forms 10-Q, and services that are normally provided by MSWFT in connection with statutory and regulatory filings or engagements for that fiscal year. Audit fees were for professional services rendered by MSWFT during the 2007 fiscal year for the review of the financial statements included in the Company’s first and second quarter reports on Forms 10-Q, and services that are normally provided by MSWFT in connection with statutory and regulatory filings or engagements for that fiscal year. MSWFT did not bill any other fees for services rendered to the Company during the years ended December 31, 2006 and 2007 for assurance and related services in connection with the audit or review of its financial statements. Tax fees involved preparation of the consolidated tax returns. All other fees consisted of professional advice on the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

Grobstein, Horwath & Company LLP
	2007	2006
Audit Fees	$20,000	$0
Audit Related Fees	$0	$0
Tax Fees	$0	$0
All Other Fees	$0	$0

Audit fees were for professional services rendered by GHC during the 2007 fiscal year for the review of the financial statements included in the Company’s third quarter report on Form 10-Q, and services that are normally provided by GHC in connection with statutory and regulatory filings or engagements for that fiscal year. GHC did not bill any other fees for services rendered to the Company during the fiscal year ended December 31, 2007 for assurance and related services in connection with the review of the Company’s financial statements.

Pre-Approval of Services

The Audit Committee has adopted pre-approval policies for all services, including both audit and non-audit services, provided by the Company’s independent auditors. For audit services, each year the independent auditor provides the Audit Committee with an engagement letter outlining the scope of the audit services proposed to be performed during the year, which must be formally accepted by the Audit Committee before the audit commences. The independent auditor also submits an audit services fee proposal, which also must be approved by the Committee before the audit commences. The audit, tax and all other fees and services described above were pre-approved for 2006 and 2007.

The Board of Directors of the Company recommends that the stockholders vote FOR approval of this proposal. The affirmative vote of the majority of the votes cast at the Annual Meeting is required for the ratification of the appointment of the independent auditors.

MISCELLANEOUS

Annual Report

UPON WRITTEN REQUEST, THE COMPANY WILL PROVIDE, WITHOUT CHARGE, A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2007, TO EACH STOCKHOLDER OF RECORD OR TO EACH STOCKHOLDER WHO OWNED THE COMPANY’S COMMON STOCK LISTED IN THE NAME OF A BANK OR BROKER, AS NOMINEE, AT THE CLOSE OF BUSINESS ON OCTOBER 24. ANY REQUEST BY A STOCKHOLDER FOR THE COMPANY’S ANNUAL REPORT ON FORM 10-K SHOULD BE SENT TO:

TIENS BIOTECH GROUP (USA), INC.
No. 6, Yuanquan Road,
Wuqing New-Tech Industrial Park,
Tianjin, People’s Republic of China 301700
Attention: Wen Ge, Secretary

Other Business

The Company’s management is not aware of any other matters, which are to be presented at the meeting, nor the Company been advised that other persons will present any such matters. However, if other matters properly come before the meeting, the individual named in the accompanying proxy shall vote on such matters in accordance with his best judgment.

STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

The Company intends to hold its 2009 Annual Meeting of Stockholders in May 2009. Stockholders’ proposals intended to be presented at the 2009 Annual Meeting of Stockholders must be submitted in writing to the Secretary of the Company at No. 6 Yuanquan Road, Wuqing New-Tech Industrial Park, Tianjin, China 301700, no later than December 16, 2008 for inclusion in the Company’s proxy statement and form of proxy for that meeting. Pursuant to the Company’s by-laws the stockholder must (i) timely deliver the proposal to the Secretary, (ii) provide evidence reasonably satisfactory to the Secretary of such stockholder’s status as a stockholder and the number of shares of each class of the Company that the stockholder owns, (iii) provide a list of the names and address of other stockholders, if any, within whom such stockholder is acting in concert, and the number of shares beneficially owned by each such stockholder, and (iv) if the proposal relates to a proposed change in the Company’s Certificate of Incorporation or By-laws, an opinion of counsel to the effect that such change would not be in conflict with the laws of the State of Delaware. Although proposals that are not timely submitted will not be included in the proxy statement for the 2009 Annual Meeting of Stockholders, the SEC rules allow proxies to grant discretionary authority to vote on matters that were not timely submitted to the Company, provided that the Company had notice of such matters no later than February 28, 2009.

The above notice and proxy statement are sent by order of the Board.

/s/ Jinyuan Li

Jinyuan Li
Chairman of the Board, Chief Executive Officer and President

November 17, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PROXY
FOR THE ANNUAL MEETING OF STOCKHOLDERS OF
TIENS BIOTECH GROUP (USA), INC.
TO BE HELD ON DECEMBER 4, 2008

The undersigned hereby appoints Jinyuan Li as lawful agent and Proxy of the undersigned (with all powers the undersigned would possess if personally present, including full power of substitution), and hereby authorizes him to represent and to vote, as designated below, all the shares of common stock of Tiens Biotech Group (USA), Inc. held of record by the undersigned as of the close of business on October 24, 2008, at the Annual Meeting of Stockholders to be held on December 4, 2008, or any adjournment or postponement.

The Board of Directors recommends a vote for Proposals 1 and 2.

1.	ELECTION OF DIRECTORS

	☐ FOR all nominees listed below (except as marked to the contrary below)	☐ WITHHOLD AUTHORITY to vote for all nominees listed below

Mr. Jinyuan Li, Mr. Zheng Wan, Mr. Yupeng Yan, Ms. Socorro Quintero, Mr. Howard Balloch, Mr. Gilbert Raker

INSTRUCTION: To withhold authority to vote for any nominees, write the nominees’ names on the space provided below.)

2.	RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS
	☐ FOR ☐ AGAINST	☐ABSTAIN

3.	In his discretion, the Proxy is authorized to vote upon any matters, which may properly come before the Meeting, or any adjournment or postponement thereof

It is understood that when properly executed, this proxy will be voted in the manner directed herein by the undersigned stockholder. WHERE NO CHOICE IS SPECIFIED BY THE STOCKHOLDER, THE PROXY WILL BE VOTED FOR ALL DIRECTOR NOMINEES IN PROPOSAL 1 AND FOR THE RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS IN PROPOSAL 2.

Please sign exactly as your name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date: __________, 2008
Signature

Signature if held jointly

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.